EXHIBIT 99.1

Allied Capital Announces Third Quarter 2008 Dividend of $0.65 Per Share;
Also Declares Fourth Quarter 2008 Dividend of $0.65 Per Share

Washington, DC – July 8, 2008 – Allied Capital Corporation (NYSE: ALD) announced today that it has declared a third quarter dividend of $0.65 per share. In addition, Allied Capital announced that it has declared a fourth quarter dividend of $0.65 per share. These dividends represent the 180th and 181st consecutive quarterly dividends for Allied Capital shareholders since 1963. Upon payment of the third and fourth quarter dividends, Allied Capital will have distributed a total of $2.60 per share in regular quarterly dividends to shareholders in 2008.

Allied Capital carried over $403 million in excess taxable income from 2007, which is being used to pay the majority of 2008 dividend distributions. The Company currently expects that the excess taxable income carried over from 2007 plus its estimated taxable income for 2008 will be in excess of its estimated dividend distributions to shareholders in 2008, therefore the Company expects to carry over excess taxable income earned in 2008 for distribution to shareholders in 2009. In addition to excess taxable income carried forward, Allied Capital currently estimates that it has cumulative deferred taxable income related to installment sale gains of approximately $235 million.

Allied Capital distributed a total of $2.57 per share in regular quarterly dividends to shareholders in 2007; the Company also distributed a $0.07 per share extra dividend to shareholders in 2007.

The third and fourth quarter 2008 dividends are payable as follows:

Third Quarter Dividend:		Fourth Quarter Dividend:
Record date: Payable date:	September 12, 2008 September 26, 2008	Record date: Payable date:	December 12, 2008 December 26, 2008

About Allied Capital
Allied Capital is a leading business development company (BDC) in the U.S. that invests private debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital is celebrating 50 years of investing in and supporting the U.S. entrepreneurial economy.

Allied Capital provides long-term debt and equity capital for management and sponsor-led buyouts, and for recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or subordinated debt and equity. Allied Capital seeks to invest in stable, less cyclical companies that produce significant free cash flow and high returns on invested capital. At March 31, 2008, the company’s private finance portfolio included investments in 124 companies that generate aggregate revenues of over $13 billion and employ more than 98,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release includes forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the company’s recent SEC filings.

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